Exhibit 4.1


                                                 Frank A. Ciccotto, Jr.
                                                 55 Water Street, 45th Floor
Senior Vice President                            New York, NY  10041
Securities Evaluations
Tel. 212-438-4417
Fax 212-438-7748
frank_ciccotto_jr@sandp.com                          Standard & Poor's
                                         A Division of The McGraw Hill Companies


                                December 9, 2009


Van Kampen Funds Inc.
522 Fifth Avenue
New York, New York  10036

The Bank of New York Mellon
Unit Investment Trust Dept.
2 Hanson Place, 12th Floor
Brooklyn, New York 11217


             Re: Van Kampen Unit Trusts, Taxable Income Series 218 Build America Bonds Income Trust, Series 18


Gentlemen:

   We have examined Registration Statement File No. 333-162101 for the above mentioned trust. We hereby acknowledge that Standard & Poor's Securities Evaluations, Inc. is currently acting as the evaluator for the trust. We hereby consent to the use in the Registration Statement of the references to Standard & Poor's Securities Evaluations, Inc., as evaluator.

   In addition, we hereby confirm that the ratings indicated in the Registration Statement for the respective bonds comprising the trust portfolio are the ratings indicated in our KENNYBASE database as of the date of the evaluation report.

   You are hereby authorized to a file a copy of this letter with the Securities and Exchange Commission.

                                                                      Sincerely,

                                                           /s/ Frank A. Ciccotto

                                                               Frank A. Ciccotto
                                                                  Vice President